SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934 (Amendment No. )

Filed by the Registrant [x]
Filed by a Party other than the Registrant [_]

Check the appropriate box:
[_]  Preliminary Proxy Statement                  [_] Soliciting Material Under Rule
[_]  Confidential, For Use of the                        14a-12
       Commission Only (as permitted
       by Rule 14a-6(e)(2))
[x]  Definitive Proxy Statement
[_]  Definitive Additional Materials

CARDIAC SCIENCE CORPORATION
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(Name of Registrant as Specified In Its Charter)

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(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):
[x]  No fee required.
[_] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

1)  Title of each class of securities to which transaction applies:
____________________________________________________________________________________
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3)  Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
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____________________________________________________________________________________
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[_] Fee paid previously with preliminary materials:
[_] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which
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      schedule and the date of its filing.
____________________________________________________________________________________
      1) Amount previously paid:
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      4) Date Filed:

September 22, 2006

Dear Stockholders:

     I am pleased to invite you to the Annual Meeting of Stockholders of Cardiac Science Corporation. The meeting will be held at 10:00 a.m. local time on October 27, 2006 at Cardiac Science’s offices located at 3303 Monte Villa Parkway, Bothell, Washington 98021. The accompanying Notice of Annual Meeting and Proxy Statement describe the proposals to be considered at the meeting.

     We hope you can join us on October 27, 2006. Whether or not you can attend, please read the enclosed proxy statement. When you have done so, please mark your votes on the enclosed proxy card, sign and date the proxy card, and return it to us in the enclosed envelope. Your vote is important, so please return your proxy card promptly.

Sincerely,

Michael K. Matysik
Senior Vice President, Chief Financial
Officer and Secretary

CARDIAC SCIENCE CORPORATION
3303 Monte Villa Parkway
Bothell, WA 98021
_______________

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
To Be Held on October 27, 2006
_______________

TO THE STOCKHOLDERS OF CARDIAC SCIENCE CORPORATION,

     On Friday, October 27, 2006, we will hold our Annual Meeting of Stockholders at our offices located at 3303 Monte Villa Parkway, Bothell, Washington 98021. The meeting will begin at 10:00 a.m. local time. At the meeting, stockholders will be asked to:

1.	Elect one Class I director; and

2.	Consider other matters properly presented at the meeting.

     You are entitled to vote at the annual meeting if you were a stockholder of record at the close of business on September 8, 2006.

Sincerely,

Michael K. Matysik
Senior Vice President, Chief Financial
Officer and Secretary

Bothell, Washington
September 22, 2006

     All stockholders are cordially invited to attend the annual meeting in person. Whether or not you expect to attend the meeting, please complete, date, sign and return the enclosed proxy card as promptly as possible to ensure your representation at the meeting. A return envelope (which is postage prepaid if mailed in the United States) is enclosed for that purpose. Even if you have given your proxy, you may still vote in person if you attend the meeting. Please note, however, that if a broker, bank or other nominee holds your shares of record and you wish to vote at the meeting, you must obtain from the record holder a proxy card issued in your name.

PROXY STATEMENT CONTENTS

ANNUAL MEETING INFORMATION
Who is entitled to vote?	1
What is a quorum?	1
What matters are being presented at the annual meeting?	1
How many votes are required to elect a director?	1
How many votes do I have?	2
How will my proxy be voted?	2
How are proxies solicited for the annual meeting and who is paying the expenses of solicitation of
proxies?	2
Who counts the votes?	2
Can brokers vote on proposals?	2
Can I revoke my proxy?	2
PROPOSAL: ELECTION OF DIRECTORS	3
Nominee for election to a three-year term expiring at the 2009 Annual Meeting	3
Directors continuing in office until the 2008 Annual Meeting	3
Directors continuing in office until the 2007 Annual Meeting	4
OTHER INFORMATION AS TO DIRECTORS	5
Director Independence	5
Board Committees and Meetings	5
Non-Employee Directors Compensation	6
Other Director Compensation	7
Director Nominations and Qualifications	8
Stockholder Communications with the Board of Directors	10
CODE OF ETHICS	10
REPORT OF THE AUDIT COMMITTEE	10
AUDIT AND RELATED FEES	11
EXECUTIVE OFFICERS	12
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE	13
EXECUTIVE COMPENSATION	13
Employment Contracts, Termination of Employment and Change-in-Control Arrangements	13
Employment Contracts	13
Change-in-Control Arrangements	15
Executive Compensation	16
Summary Compensation Table	16
Option Grants in Last Fiscal Year	17
Aggregated Option Exercises in Last Fiscal Year and Fiscal Year-End Option Values	18
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS	18
REPORT OF THE COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS ON	18
EXECUTIVE COMPENSATION
PERFORMANCE MEASUREMENT COMPARISON	21
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT	22
ADDITIONAL INFORMATION AND STOCKHOLDER PROPOSALS	25
Selection of Independent Registered Public Accounting Firm	25
Stockholder Proposals	25
APPENDIX A (AUDIT COMMITTEE CHARTER)	A-1

-i-

CARDIAC SCIENCE CORPORATION
3303 Monte Villa Parkway
Bothell, WA 98021
_______________

PROXY STATEMENT
FOR ANNUAL MEETING OF STOCKHOLDERS

To Be Held on October 27, 2006
_______________

ANNUAL MEETING INFORMATION

     The enclosed proxy is solicited on behalf of the board of directors of Cardiac Science Corporation, a Delaware corporation, for use at the Annual Meeting of Stockholders to be held on Friday, October 27, 2006 at 10:00 a.m. local time, or at any adjournment or postponement of the meeting, for the purposes described below and in the accompanying Notice of Annual Meeting of Stockholders. The annual meeting will be held at our offices located at 3303 Monte Villa Parkway, Bothell, Washington 98021. We mailed this proxy statement and accompanying proxy card on or about September 22, 2006 to the stockholders of record who owned shares of our common stock as of September 8, 2006.

     This is Cardiac Science’s first proxy statement and annual meeting of stockholders since the consummation of the merger transaction involving Quinton Cardiology Systems, Inc. (“Quinton”) and Cardiac Science, Inc. (“CSI”) on September 1, 2005 (the “Merger”). Certain information in this proxy statement necessarily pertains to Quinton and CSI prior to the Merger.

Who is entitled to vote?

     Only holders of record of common stock at the close of business on September 8, 2006 may vote at the annual meeting. We had approximately 22,539,361 shares of common stock outstanding on that date.

What is a quorum?

     The required quorum is a majority of the shares issued and outstanding on the record date. Both abstentions and broker non-votes are counted as present for the purpose of determining the presence of a quorum for the transaction of business. There must be a quorum for the meeting to be held.

What matters are being presented at the annual meeting?

     You are being asked to elect one director to our board of directors. The board of directors knows of no other matters that will be presented for consideration at the annual meeting. If any other matters are properly brought before the meeting, it is the intention of the persons named in the accompanying proxy to vote on such matters in accordance with their best judgment.

How many votes are required to elect a director?

     If a quorum is present at the annual meeting, the candidate receiving the highest number of affirmative votes will be elected. In a plurality election, such as this, abstentions or withhold votes have no effect, since approval by a percentage of the shares present or outstanding is not required. Stockholders are not entitled to cumulate votes for the election of directors.

How many votes do I have?

     Each holder of record of common stock on the record date is entitled to one vote for each share held on all matters to be voted on at the annual meeting.

How will my proxy be voted?

     All shares represented by properly executed proxies will be voted in accordance with the directions set forth on the proxy. If you do not give any direction, your shares will be voted for all management proposals. We are not aware, as of the date of this proxy statement, of any matters to be voted on at the annual meeting other than as stated in this proxy statement and the accompanying Notice of Annual Meeting of Stockholders. If any other matters are properly presented at the annual meeting, the enclosed proxy gives discretionary authority to the persons named in the proxy to vote the shares.

How are proxies solicited for the annual meeting and who is paying the expenses for solicitation of proxies?

     We will bear the cost of solicitation, including preparation, assembly, printing, and mailing of this proxy statement, the form of proxy, and any additional information furnished to stockholders. We will furnish copies of solicitation materials to banks, brokerage houses, fiduciaries, and custodians holding in their names shares of common stock beneficially owned by others to forward to such beneficial owners. We may reimburse persons representing beneficial owners of common stock for their costs of forwarding solicitation materials to such beneficial owners. Original solicitation of proxies by mail may be supplemented by telephone, telegram, or personal solicitation by our directors, officers, or other regular employees. No additional compensation will be paid to directors, officers, or other regular employees for such services. We may engage a proxy soliciting service to assist us in the solicitation of proxies.

Who counts the votes?

     ADP, the inspector of election appointed for the meeting, will count all votes. The inspector of election will separately count affirmative and negative votes, abstentions and broker non-votes.

Can brokers vote on the proposals?

     Brokers who hold shares for the accounts of their clients may vote such shares either as directed by their clients or in their own discretion if permitted by the stock exchange or other organization of which they are members. Certain types of proposals are “non-discretionary,” and brokers who have received no instructions from their clients do not have discretion to vote on those items. When brokers vote proxies on some but not all of the proposals at a meeting, the missing votes are referred to as “broker non-votes.” Broker non-votes are counted as present for the purpose of determining the presence of a quorum for the transaction of business, but are not counted as shares voting. Thus, broker non-votes can have the effect of preventing approval of certain proposals where the number of affirmative votes, though a majority of the votes cast, does not constitute a majority of the required quorum. Brokers will have discretion to vote on the proposal relating to the election of directors.

Can I revoke my proxy?

     Any person giving a proxy may revoke it at any time before it is voted. It may be revoked by filing with our Corporate Secretary at our principal executive office, 3303 Monte Villa Parkway, Bothell, Washington 98021, a written notice of revocation or a signed proxy bearing a later date, or it may be revoked by attending the meeting and voting in person. Attendance at the meeting will not, by itself, revoke a proxy.

PROPOSAL

ELECTION OF DIRECTORS

     Our bylaws provide for a board of directors that consists of a number of directors as determined by the board, except that the board of directors shall not have fewer than three members. The maximum size of the board is currently set at nine. Directors serve three year terms, and are divided into three classes. Each year at the annual meeting, the directors of a given class are nominated for re-election to continue service.

     Our board of directors is presently composed of eight members. The current directors whose term of office expires in 2006 (Class I) are Bruce J. Barclay and Jeffrey F. O’Donnell, Sr. Mr. O’Donnell has been nominated for re-election. Mr. Barclay advised the board of directors that his professional and other commitments conflicted with continued services as a director, so he has not been nominated for re-election. Accordingly, Mr. Barclay’s term as a director will expire as of the date of the annual meeting. Following the annual meeting, there will be two vacancies in Class I, and the board of directors is considering whether to fill these vacancies, but has not yet decided to do so as of the date of this proxy statement. A director appointed by the board of directors to fill a vacancy (including a vacancy created by an increase in the size of the board of directors) serves for the remainder of the full term of the class of directors in which the vacancy occurred and until his or her successor is elected and qualified. Proxies solicited for this annual meeting will not be voted for more than the one nominee listed above.

     On July 25, 2006, our Board of Directors appointed Dr. Ruediger Naumann-Etienne, the Company’s Vice Chairman, to serve as Chairman, effective immediately following the annual meeting. Mr. Raymond W. Cohen, the Company’s current Chairman, will continue to serve as Chairman until the annual meeting and then continue as a director of the Company following the annual meeting.

     Shares represented by executed proxies will be voted, if authority to do so is not withheld, for the election of the nominee named below. Mr. O’Donnell has agreed to serve if elected and management has no reason to believe that he will be unable to serve. If Mr. O’Donnell becomes unavailable to serve as a director, the persons named in the enclosed proxy can vote for or against any other nominee in accordance with their judgment.

Nominee for election to a three-year term expiring at the 2009 Annual Meeting

     Jeffrey O’Donnell, Sr., age 45, has been one of our directors since September 2005. Mr. O’Donnell previously served as a director of CSI from September 2003 to August 2005. Since 1999, Mr. O’Donnell has been the President and Chief Executive Officer and a member of the Board of Directors of PhotoMedex, Inc., a developer of proprietary excimer laser and fiber optic systems and techniques. He served as President and CEO of Radiance Medical Systems (originally Cardiovascular Dynamics) from 1997 to 1999, having joined that company as Vice President of Sales and Marketing in 1995. He subsequently assumed a role as non-executive Chairman of the Board at that company. From 1994 to 1995, Mr. O’Donnell held the position of President and CEO of Kensey Nash Corporation. Additionally, he has held several senior sales and marketing management positions at Boston Scientific, Guidant Corporation and Johnson & Johnson Orthopedic. Mr. O’Donnell is a director of Endologix, Inc. and currently serves on a number of other corporate boards. Mr. O’Donnell holds a B.S. in business administration and marketing from La Salle University.

The board of directors recommends a vote in favor of each nominee.

Directors continuing in office until the 2008 Annual Meeting

     W. Robert Berg, age 63, has served as one of our directors since September 2005. Mr. Berg previously served as a director of Quinton from July 2002 to August 2005. From October 1985 to January 2000, Mr. Berg held several positions at SeaMED Corporation, a medical equipment company, including Vice President of Operations from 1985 to 1987, and President and CEO from 1987 to 2000. He served as President of SeaMED until he retired in January 2000. Mr. Berg holds a B.A. from the University of Washington.

     John R. Hinson, age 44, has served as our Chief Executive Officer and as one of our directors since we were incorporated in February 2005 and as President since September 2005. Mr. Hinson previously served as Chief Executive Officer of Quinton from September 2003 to August 2005, as President from November 2000 to August 2005, as Chief Operating Officer from February 2000 to August 2005, as Chief Financial Officer and Executive Vice President of Operations from April 1999 to May 2001, as Secretary from July 1999 through April 2002, and as a director from July 1999 to August 2005. He holds an M.B.A. from the Anderson Graduate School of Management at UCLA and a B.A. in Economics from Claremont McKenna College.

     Ray E. Newton, III, age 42, has been one or our directors since September 2005. Mr. Newton previously served as a director of CSI from May 2002 to August 2005. Mr. Newton is a Senior Managing Director of Perseus, LLC, a merchant bank and private equity fund management company with offices in Washington D.C. and New York City. Prior to joining Perseus, Mr. Newton was a general partner at J.H. Whitney & Co., a private equity and subordinated debt investment firm. Prior to Whitney, Mr. Newton was in the Merchant Banking Department at Morgan Stanley & Co., Incorporated. Mr. Newton holds an M.B.A. from Stanford University’s Graduate School of Business and a B.A., magna cum laude, from Princeton University.

Directors continuing in office until the 2007 Annual Meeting

     Jue-Hsien Chern, Ph.D, age 52, has served as one of our directors since September 2005. Mr. Chern previously served as a director of Quinton from March 2003 to August 2005. Since January 2000, he has served as Vice President and General Manager of the D.S.M. division of Mentor Graphics, Inc., a leading provider of electronic design automation products and services. From 1998 to 1999, Dr. Chern served as head of the D.S.M. business unit of Avant! Corporation, a provider of electronic design automation products. Dr. Chern received his Ph.D. in Civil Engineering from State University of New York at Buffalo and a M.S. and B.S. in Civil Engineering from National Taiwan University.

     Raymond W. Cohen, age 47, served as our President and Secretary from our inception in February 2005 until September 2005, as one of our directors since February 2005 and as Chairman since August 2005. Mr. Cohen has served as Chief Executive Officer and a director of Symphony Medical, Inc., a company that develops therapies to treat atrial fibrillation and other cardiac abnormalities, since May 2006. Mr. Cohen previously served as President, Chief Executive Officer, and a member of the Board of Directors of CSI from January 1997 until August 2005 and as Chairman of the CSI Board of Directors from September 2003 to August 2005. Prior to joining CSI, Mr. Cohen was President of Diagnostic Monitoring, a privately held manufacturer and international distributor of non-invasive cardiac monitoring devices which was acquired by CSI in 1997. From 1982 to 1990, Mr. Cohen held various sales and marketing positions in firms that manufactured and marketed cardiology products including Brentwood Instruments, Inc. Mr. Cohen serves as a director of BioLife Solutions, Inc., a manufacturer of cryopreservation products used for human cell and tissue preservation. Mr. Cohen also serves as director of BioGenex, Inc., a manufacturer of automated diagnostic laboratory instruments for cellular and molecular pathology. In addition, Mr. Cohen is a director on Syncroness, Inc., a contract engineering and product development firm, and serves on the advisory board for the College of Osteopathic Medicine, Western University of Health Services. Mr. Cohen holds a B.S. in Business Management from the State University of New York at Binghamton.

     Ruediger Naumann-Etienne, Ph.D, age 60, has served as one of our directors and as our Vice-Chairman since September 2005. Dr. Naumann-Etienne previously served as a director and Chairman of the Board for Quinton from April 2000 to August 2005, as Chief Executive Officer of Quinton from November 2000, first as a consultant and, from December 31, 2001, as a full-time employee, until September 2003. Dr. Naumann-Etienne is the owner and has been the Managing Director of Intertec Group, an investment company acting as principal in managing high technology growth situations, since 1989. From 1993 to 1999, Dr. Naumann-Etienne served as Chairman of OEC Medical Systems Inc., a leader in fluoroscopic imaging for minimally invasive surgery. From 1995 to 1997, he also served as OEC’s President and Chief Executive Officer. Dr. Naumann is also a director of Bio-Rad Laboratories, Inc. and Varian Medical Systems, Inc. Dr. Naumann-Etienne holds a Ph.D. in International Finance from the University of Michigan, an M.A. in Industrial Management from Georgia Institute of Technology and a B.A. in Economics from the Technical University of Berlin, Germany.

OTHER INFORMATION AS TO DIRECTORS

Director Independence

     Nasdaq Marketplace Rule 4350 requires that a majority of our directors be “independent,” as defined by Nasdaq Marketplace Rule 4200(a)(15). Our board of directors reviewed the independence of our directors pursuant to Nasdaq Marketplace Rule 4350. As part of this review, the board considered any transactions or relationships which currently exist or, existed during the past three years, between each director, or certain family members of each director, and us and our subsidiaries, senior management or their affiliates, other affiliates of ours, equity investors or independent registered public accounting firms. Based on an analysis of the independence of the directors, our board of directors determined that:

  Bruce Barclay, W. Robert Berg, Jue-Hsien Chern, Ray E. Newton, III and Jeffrey F. O’Donnell, Sr., who represent a majority of our directors, are independent;

  John Hinson, our Chief Executive Officer, does not meet the definition of independence specified under Nasdaq Marketplace Rule 4200(a)(15) because he is an employee; and

  Raymond W. Cohen and Ruediger Naumann-Etienne served as employees in 2005, and under applicable Nasdaq Marketplace Rules may not be deemed to be independent until three years following their respective terminations as employees.

Board Committees and Meetings

     Our board of directors has an audit committee, a compensation committee and a nominating and governance committee.

     Audit Committee. The audit committee meets with our independent registered public accounting firm at least quarterly, prior to releasing our quarterly results, to review the results of the auditors’ interim reviews and annual audit results before they are released to the public or filed with the SEC or other regulators. The audit committee also adopts and approves funding for the independent registered public accounting firm and reviews the comments as to the quality of our accounting principles and financial reporting and controls, adequacy of staff, and the results of procedures performed in connection with the audit process. The audit committee also considers, in consultation with the independent registered public accounting firm, the audit scope and plan. The audit committee operates according to a written charter adopted by our board of directors, which is posted on our website at http://www.cardiacscience.com and attached to this proxy statement as Appendix A. The audit committee currently consists of W. Robert Berg (Chairman), Bruce Barclay, and Jue-Hsien Chern. Since Mr. Barclay’s term as a director will expire as of the annual meeting, our board of directors will appoint one of our independent directors to serve on the audit committee along with Mr. Berg and Dr. Chern effective following the annual meeting. Each of our directors who served on the audit committee are independent, as defined with respect to audit committee members pursuant to Nasdaq Marketplace Rule 4350(d)(2)(A). The audit committee met 2 times in 2005 following the consummation of the Merger on September 1, 2005.

     Our board of directors determined that W. Robert Berg is an “audit committee financial expert” as defined in Section 401(h) of Regulation S-K of the Securities Exchange Act, as amended. In addition, Mr. Berg meets the standard of financial sophistication as set forth in Nasdaq Marketplace Rule 4350(d)(2)(A).

     Compensation Committee. The compensation committee establishes, administers, and reviews our compensation and benefits policies and programs for executives, employees, and non-employee directors. In addition, the committee awards stock options to employees and consultants under our stock option plans, and performs other functions regarding compensation as delegated by the board of directors and as set forth in its written charter, which is posted on our website at http://www.cardiacscience.com. The compensation committee currently consists of W. Robert Berg (Chairman), Bruce Barclay, Jue-Hsien Chern and Jeffrey F. O’Donnell, Sr. Since Mr. Barclay’s term as a director will expire as of the annual meeting, following the annual meeting, the compensation committee will consist of Messrs. Berg and O’Donnell and Dr. Chern. The compensation committee met 2 times in 2005 following the consummation of the Merger on September 1, 2005.

     Nominating and Governance Committee. The nominating and governance committee selects and recommends individuals to be presented to our shareholders for election or re-election to the board of directors, oversees the evaluation of the performance and leadership of the board of directors, monitors corporate governance policies and codes of conduct applicable to our board of directors, officers and employees and is responsible for performing the other related responsibilities set forth in its written charter, which is posted on the our website, http://www.cardiacscience.com. The nominating and governance committee currently consists of Jeffrey F. O’Donnell, Sr. (Chairman), Bruce Barclay and Jue-Hsien Chern. Since Mr. Barclay’s term as a director will expire as of the annual meeting, our board of directors will appoint one of our independent directors to serve on the nominating and governance committee along with Mr. O’Donnell and Dr. Chern effective following the annual meeting. The nominating and governance committee did not meet in 2005 since the consummation of the Merger on September 1, 2005.

     Our board of directors met 2 times in 2005 following the consummation of the Merger on September 1, 2005. During that time, each incumbent director, other than Dr. Chern, attended at least 75% of the aggregate number of meetings of the board of directors and of the committees on which he served.

Non-Employee Directors Compensation

     Cash compensation for non-employee directors is as follows:

Annual Director Stipend	$15,000

Annual Committee Chair Stipend:

Audit Committee	$10,000

Compensation Committee	$7,500

Nominating and Governance Committee	$5,000

Board Meeting Fee	$1,000/meeting

Committee Meeting Fee	$700/meeting

Telephonic Meetings	60% of Regular Meeting Fees

     All stipends and meeting attendance fees are paid quarterly in arrears, and we also reimburse our non-employee directors for reasonable expenses incurred in attending meetings of the board and its committees. Directors who are our employees do not receive any additional compensation with respect to their service as directors.

     In addition, we have a stock option grant program for our non-employee directors that is administered under the terms and conditions of our 2002 Stock Incentive Plan (the “2002 Plan”). Under the program, each non-employee director automatically receives the following:

Initial Stock Option Grant (upon appointment)(1)	7,500 shares

Additional Annual Stock Option Grants (1)(2)	7,500 shares

(1)	One-twelfth of the options granted to non-employee directors will vest and become fully exercisable monthly over one year. However, if a non-employee director resigns or retires from the board before all options granted to the director have fully vested, any unvested options will accelerate and become fully vested immediately prior to the termination of the director’s services. The exercise price for all options granted to non-employee directors is the fair market value of our common stock on the date of grant. Options have a ten-year term, except that options expire six months after a non-employee director ceases service as a director for reasons other than death or retirement, in which case the option terminates after one year.

(2)	Granted immediately following each year’s annual meeting, except that any non-employee director who received an initial grant within three months before or on the date of an annual meeting will not receive an annual grant until immediately following the second annual meeting after the date of the initial grant.

     For 2005, stipends paid to non-employee directors were prorated for the period September 1, 2005 to December 31, 2005 such that the cash compensation was as follows:

Director Stipend	$5,000

Committee Chair Stipend:

Audit Committee	$3,333

Compensation Committee	$2,500

Nominating and Governance Committee	$1,667

Board Meeting Fee	$1,000/meeting

Committee Meeting Fee	$700/meeting

Telephonic Meetings	60% of Regular Meeting Fees

     We also reimbursed our non-employee directors for reasonable expenses incurred in attending meetings of the board and its committees.

     In addition, in 2005 we granted the following options to Ruediger Naumann-Etienne, Robert W. Berg and Jue-Hsien Chern under our 2002 Plan and to Bruce J. Barclay and Jeffrey F. O’Donnell, Sr. under our 1997 Stock Option/Stock Issuance Plan (the “1997 Plan”) as follows:

Name	Number of Options

Ruediger Naumann-Etienne	10,000

Bruce J. Barclay	15,000

W. Robert Berg	10,000

Jue-Hsien Chern	10,000

Jeffrey F. O’Donnell, Sr.	15,000

The stock options have an exercise price of $9.05 per share, are fully vested and immediately exercisable and will expire on November 9, 2015 unless terminated earlier pursuant to the terms of the 2002 Plan or the 1997 Plan, as applicable, subject to the terms and conditions of a stock option agreement.

Other Director Compensation

     Under a pre-existing employment agreement with CSI, Raymond W. Cohen, the Chairman of our Board of Directors and the former Chairman and Chief Executive Officer of CSI, received $128,441 in severance benefits because he ceased to be CSI’s Chief Executive Officer in connection with the Merger. In addition, options to purchase 2,550,000 shares of CSI stock became fully vested and exercisable in connection with the Merger and after applying the applicable exchange rate, entitle Mr. Cohen to purchase 255,000 shares of our common stock at a weighted average exercise price of $23.99 per share.

     On November 9, 2005, we entered into an employment agreement with Raymond W. Cohen, effective as of September 1, 2005, pursuant to which we secured his services as Chairman of our Board of Directors. Mr. Cohen served as a non-executive Chairman during 2005 and has been compensated under this agreement as a non-employee service provider since January 1, 2006. Pursuant to the terms of his employment agreement with us, Mr. Cohen received a salary of $29,125 per month from September 1, 2005 through December 31, 2005, and since

January 1, 2006, Mr. Cohen receives an annual base salary of $150,000. His annual salary will be reviewed annually and may be changed at the discretion of the board or the compensation committee of the board. He is entitled to participate in the benefit programs provided with the approval of the board, subject to applicable eligibility requirements. The term of the employment agreement is through the date of the 2006 annual stockholders meeting. The employment agreement terminates automatically upon Mr. Cohen’s death or total disability, as defined in the employment agreement, and upon such termination, Mr. Cohen will be entitled to receive only unpaid salary that has accrued through the date Mr. Cohen’s services terminate. If we terminate Mr. Cohen without cause, as defined in the employment agreement, Mr. Cohen will be entitled to receive his base salary and continuation of benefits through the termination date of the employment agreement and any unpaid salary that has accrued through the date that Mr. Cohen’s services terminate. If we terminate Mr. Cohen’s employment for cause, as defined in the employment agreement, or if Mr. Cohen voluntarily terminates his employment, Mr. Cohen will be entitled to receive only unpaid salary that has accrued through the date that Mr. Cohen’s services terminate.

     On November 9, 2005 we granted to Mr. Cohen an option to purchase 10,000 shares of our common stock under the 2002 Plan. The stock options have an exercise price of $9.05 per share, are fully vested and exercisable and will expire on November 9, 2015 unless terminated earlier pursuant to the terms of the 2002 Plan.

     Pursuant to a letter agreement dated as of November 9, 2005, Ruediger Naumann-Etienne, the Vice Chairman of our Board of Directors, is entitled to receive $75,000 per year for his services as Vice Chairman in addition to the fees paid in 2005 described above and the other compensation paid to our non-employee directors as described.

Director Nominations and Qualifications

     In accordance with our Bylaws, any stockholder entitled to vote for the election of directors at the annual meeting may nominate persons for election as directors at the such annual stockholders meeting only if we receive at our principal executive offices written notice of any such nominations no less than sixty (60) days and no more than ninety (90) prior to the first anniversary of the preceding year’s annual meeting, except that if the date of the annual meeting is changed by more than thirty (30) days from such anniversary date, notice by the stockholders to be timely must be received not later than the close of business on the tenth (10th) day following the earlier of the day on which notice of the date of the meeting was mailed or public disclosure of the date of the meeting was made. Any stockholder notice of intention to nominate a director shall include:

  the name and address of the stockholder;

  the class and number of shares of our stock that are beneficially owned and that are owned of record by the stockholder;

  the following information with respect to the person nominated by the stockholder:
  name, age, business address and residence address;

  the principal occupation or employment;

  the class and number of shares of our stock that are beneficially owned by the nominee; and

  other information regarding such nominee as would be required in a proxy statement filed pursuant to applicable rules promulgated under the Securities Exchange Act of 1934, as amended (including, without limitation, such person’s written consent to being named in the proxy statement as a nominee and serving as a director, if elected).

     The nominating and corporate governance committee of our board of directors will consider director nominee recommendations submitted by stockholders. Stockholders who wish to recommend a director nominee should submit their suggestions in writing to the following:

Chairperson of Nominating and Governance Committee
c/o Corporate Secretary
Cardiac Science Corporation
3303 Monte Villa Parkway
Bothell, WA 98021

Stockholders should include the name and biographical information of the director nominee other relevant information relating to the director nominee, including information that would be required to be included in proxy statement filed in accordance with applicable rules under the Securities and Exchange Act of 1934, as amended, and the consent of the director nominee. Evaluation of any such recommendations is the responsibility of the nominating and governance committee under its written charter. In the event of any stockholder recommendations, the nominating and governance committee would evaluate the persons recommended in the same manner as other candidates. The nominating and governance committee will evaluate all director nominees taking into consideration certain criteria, including the following:

  high standard of personal and professional ethics, integrity and values;

  experience at making and overseeing policy in business, government or education sectors;

  willingness and ability to keep an open mind when considering matters relating to our interests and constituents;

  willingness and ability to devote sufficient time and effort to effectively fulfill the duties and responsibilities of serving as one of our directors;

  willingness and ability to serve multiple terms as a director, if nominated and elected;

  willingness not to engage in activities or interests that may create a conflict of interest with the director’s responsibilities and duties to us and our constituents; and

  willingness and ability to act in our best interests and in the best interests of our constituents.

In addition, our board of directors will also consider the current overall composition of the board of directors, taking into account independence, diversity, leadership qualities, industry knowledge, skills, expertise and experience, size of the board and similar considerations.

Stockholder Communications with the Board of Directors

     Stockholders may contact our board of directors as a group or an individual director by sending written correspondence to the following:

Mail:	Board of Directors c/o Corporate Secretary Cardiac Science Corporation 3303 Monte Villa Parkway Bothell, WA 98021

     Stockholders should clearly specify in each communication the name of the individual director or group of directors to whom the communication is addressed. Following review and screening of stockholder communications by our Corporate Secretary as described further below, stockholder communications will be promptly forwarded by the Corporate Secretary to the specified director addressee or to each director, if such communication is addressed to the full board of directors. The Corporate Secretary will generally not forward to the board or to the addressed member of the board those stockholder communications that are primarily commercial in nature, are not relevant to stockholders or other interested constituents or relate to improper or irrelevant topics. In addition, our Corporate Secretary will forward stockholder communications that request general information about us or our products or are otherwise more appropriately addressed by one of our departments to such appropriate department. Stockholders wishing to submit proposals for inclusion in the proxy statement relating to the 2007 annual stockholders meeting should follow the procedures specified under “Additional Information about the Meeting and Stockholder Proposals—Stockholder Proposals” below. Stockholders wishing to nominate directors should follow the procedures specified above under “Other Information as to Directors—Director Nominations and Qualifications.”

     We encourage our directors to attend, absent extenuating circumstances, each annual meeting of the stockholders, and provide assistance to the directors upon request in order to help ensure director attendance.

CODE OF ETHICS

     Our board of directors has adopted a code of ethics that applies to its accounting and financial employees, including our Chief Executive Officer and Chief Financial Officer. This code of ethics is posted on our website, http://www.cardiacscience.com. We intend to satisfy the disclosure requirement under Item 5.05 of Form 8-K regarding any amendment to or waiver from application of the code of ethics to our Chief Executive Officer or our Chief Financial Officer by posting such information on our website, http://www.cardiacscience.com.

REPORT OF THE AUDIT COMMITTEE

     Our board of directors has adopted a written charter for the audit committee.

     Review with Management and Independent Registered Public Accounting Firm. The audit committee has met and held discussions with management and the independent registered public accounting firm regarding our financial statements. The audit committee has reviewed and discussed with management and the independent registered public accounting firm our audited consolidated financial statements as of and for the fiscal year ended December 31, 2005 and the independent registered public accounting firm’s report thereon. Management represented to the audit committee that our consolidated financial statements were prepared in accordance with accounting principles generally accepted in the United States of America.

     The audit committee discussed with the independent registered public accounting firm the matters required to be discussed by Statement on Auditing Standards No. 61, Codification of Statement of Auditing Standards, as amended, by the Auditing Standards Board of the American Institute of Certified Public Accountants. The audit committee also received and reviewed the written disclosures and the letter from the independent registered public accounting firm required by Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees, as amended, by the Independence Standards Board, and has discussed with the independent registered public accounting firm the accounting firm’s independence.

     Summary. Based on the reviews and discussions with management and the independent registered public accounting firm referred to above, the audit committee recommended to the board of directors that our consolidated financial statements referred to above be included in our annual report on Form 10-K for the fiscal year ended December 31, 2005.

     In connection with its review of our consolidated audited financial statements for the fiscal year ended December 31, 2005, the audit committee relied on advice and information that it received in its discussions with management and advice and information it received in the audit report of and discussions with the independent registered public accounting firm. This report is submitted over the names of the members of the audit committee.

THE AUDIT COMMITTEE:

W. Robert Berg
Bruce J. Barclay
Jue-Hsien Chern

AUDIT AND RELATED FEES

     The following table shows the aggregate fees billed by KPMG LLP to Quinton from January 1, 2005 through August 31, 2005 and to us from September 1, 2005 through December 31, 2005:

	2005
Audit fees	$1,270,690	(1)
Audit-related fees	27,113	(2)
Tax fees	4,500	(3)
All other fees	17,000	(4)
____________________

(1)	Includes professional services rendered for the audit of Quinton’s and the Company’s financial statements , the reviews of the financial statements included in Quinton’s and the Company’s quarterly reports on Form 10-Q, services that are normally provided by the independent auditor in connection with statutory and regulatory filings or engagements and services that generally only the independent auditor can reasonably provide.

(2)	Includes fees associated with the audits of pension and other employee benefit plans.

(3)	Includes fees associated primarily with the review of the Company’s and Quinton’s tax returns.

(4)	Includes fees associated with the audit of our Shanghai joint venture.

     The audit committee has considered and believes the provision of non-audit services is compatible with maintaining the principal accountant’s independence.

     Pursuant to its written charter, the audit committee is responsible for pre-approving all audit services, review and attest engagements and permitted non-audit services to be provided by our independent registered public accounting firm and the fees for such services. The charter allows the audit committee to delegate pre-approval authority to one or more audit committee members and requires any such member or members to present any decision made pursuant to delegated authority at the next audit committee meeting. The audit committee may establish additional or other procedures for the approval of audit and non-audit services that our independent registered public accounting firm performs. In pre-approving services provided by the independent registered public accounting firm, the audit committee considers whether such services are consistent with applicable rules regarding auditor independence.

EXECUTIVE OFFICERS

     Our executive officers as of August 1, 2006 are as follows:

Name	Age	Position
John R. Hinson	44	President, Chief Executive Officer and Director
Michael K. Matysik	47	Senior Vice President, Chief Financial Officer and Secretary
Allan Criss	46	Vice President, Acute Care
Alfred Ford	36	Vice President, Public Access Defibrillation
David M. Hadley	57	Vice President, Research
Brian Lee	51	Vice President, Engineering
Kurt B. Lemvigh	45	Vice President, International
Darryl Lustig	50	Vice President, Primary Care
Garry Norris	48	Vice President, Marketing

     For the biographical summary of Mr. Hinson, see “PROPOSAL: ELECTION OF DIRECTORS.”

     Michael K. Matysik has served as our Senior Vice President, Chief Financial Officer and Secretary since April 2005. Mr. Matysik previously served as Senior Vice President, Chief Financial Officer and Secretary for Quinton from April 2002 to August 2005. From May 2001 to November 2001, Mr. Matysik was Executive Vice President and Chief Financial Officer of DMX Music, a global media and technology company. From September 1996 to April 2001, Mr. Matysik was Vice President and Chief Financial Officer of AEI Music Network, Inc., also a global media and technology company. He holds an M.B.A. from the University of Southern California and a B.A. in Business Administration from the University of Washington.

     Allan R. Criss has served as our Vice President, Acute Care since September 2005. Mr. Criss previously served as Vice President, Acute Care for Quinton from March 2004 to August 2005. Prior to that Mr. Criss served as Vice President, Business Line Ultrasound, North America for Philips Medical Systems, a medical device manufacturer, from April 2002. From November 2001 through March 2002, Mr. Criss served as Vice President, Sales and Marketing for Advanced Imaging Technologies, an early stage company focused on breast imaging technology. From February 2000 through November 2001, Mr. Criss served as Vice President, U.S. Cardiology Sales for Philips Medical Systems. From January 1989 through January 2000, Mr. Criss held several positions of increasing responsibility with ATL Ultrasound, which was later acquired by Philips Medical Systems. Mr. Criss holds a B.S. in Marketing from Indiana University of Pennsylvania.

     Alfred Ford has served as our Vice President of Sales, Public Access Defibrillation since May 2006. Mr. Ford previously served as a Regional Sales Manager for us from September 2005 until May 2006, and for CSI from January 2002 until August 2005. From January 2001 until January 2002, Mr. Ford served as Sales Manager, Alternative Channels of Survivalink Corporation, a provider of automated external defibrillators, which was acquired by CSI in September 2001. Mr. Ford holds an M.S. in International Business and a B.S. in Marketing from St. Joseph’s University in Philadelphia, Pennsylvania.

     David M. Hadley, Ph.D. has served as our Vice President, Research since September 2005. Mr. Hadley previously served as Vice President of Research for Quinton from February 2005 to August 2005, Vice President of Research and Development from May 2001 to February 2005, and as Vice President of Engineering from November 1998 to May 2001. Dr. Hadley holds a Ph.D. in Geophysics from California Institute of Technology and a B.S. in Physics from the University of California, Riverside.

     Brian R. Lee has served as our Vice President of Engineering since September 2005. Mr. Lee previously served as Vice President of Engineering for Quinton from February 2005 to August 2005. Mr. Lee held the position of Vice President of Engineering with Seimens Medical Solutions Ultrasound Division, a medical device manufacturer, from December 2003 through February 2005. Prior to this position, he served as Vice President of Transducer Research and Development and Vice President, Scanhead Technology Unit with Philips Medical Systems Ultrasound Division from 1995 through October 2003. Mr. Lee holds B.A. and M.A. degrees in Physics from the University of Oregon.

     Kurt B. Lemvigh has served as our Vice President, International since September 2005. From February 2001 to August 2005, Mr. Lemvigh served as President, International Operations for CSI. From 2000 to January 2001, Mr. Lemvigh served as the General Manager of GE Medical Systems, Northern Europe, a medical device manufacturer. From 1996 to 2000, Mr. Lemvigh was the Cardiology Marketing Director for Europe, Africa and the Middle East for Marquette-Hellige, and prior to that he was the Marketing Manager for cardiology information systems and Holter monitoring products in Europe, Africa and the Middle East for Marquette-Hellige. Before joining Marquette-Hellige, Mr. Lemvigh was the Sales Director of a Danish medical distribution company for 10 years. Mr. Lemvigh holds a Merconom Business Diploma degree, with a major in Sales and Marketing, from the Niels Brock Copenhagen Business College.

     Darryl R. Lustig has served as our Vice President, Primary Care since September 2005. Mr. Lustig previously served as Vice President, Primary Care for Quinton from March 2003 to August 2005. Prior to that, Mr. Lustig served as Vice President, Sales and Marketing from September 2000 to March 2003 for Burdick, Inc., a company Quinton acquired in January 2003. From November 1999 to August 2000, Mr. Lustig was Vice President of Sales for Cimtek Commerce, a healthcare information and e-commerce company. Mr. Lustig has over 25 years experience in healthcare manufacturing and distribution. Mr. Lustig has a B.A. in Political Science with a minor concentration in Advertising from Southern Illinois University.

     Garry Norris has served as our Vice President, Marketing since January 2006. Prior to joining us, he served as Vice President and Chief Marketing Officer of the Consumer Imaging Division, Latin America Region of Eastman Kodak Company, a photography company, from February 2002 to March 2003. He also served as Global Vice President and Chief Marketing Officer of the Eastman Kodak Company’s Health Imaging Division from December 1999 to February 2002. From March 1997 to November 1999, Mr. Norris was the Director of Global Product & Brand Marketing of the Networking Hardware Division of International Business Machines Corporation, a computer manufacturer. He also held a variety of other positions at International Business Machines Corporation including Director of Software Strategy and Strategic Alliances and Director of the Microsoft Business Alliance team. Mr. Norris holds a B.S. in Accounting from the University of South Carolina and an M.B.A. from Duke University.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Section 16(a) of the Securities Exchange Act of 1934, as amended, requires our directors and executive officers, and persons who own more than 10% of a registered class of our equity securities, to report their stock holdings and transactions to the Securities and Exchange Commission.

     To our knowledge, based on a review of the copies of such reports furnished to us and written representations that no other reports were required, during the fiscal year ended December 31, 2005, our directors, officers and greater than 10% beneficial owners were in compliance with all of their Section 16(a) filing requirements, except that Mr. Foster inadvertently filed a late Form 3 in 2005 with respect to shares of stock of CSI that he had purchased in 2004 that were exchanged for shares of our common stock at the applicable exchange rate in the Merger.

EXECUTIVE COMPENSATION

Employment Contracts, Termination of Employment and Change-in-Control Arrangements

     Employment Contracts

     We have employment agreements, which were entered into effective September 20, 2006, with each of our named executive officers on the terms and conditions summarized below, other than Peter Foster, whose employment with us terminated effective May 4, 2006. These employment agreements amended and restated the previously existing employment agreements with each of John Hinson, Michael Matysik, Kurt Lemvigh and Darryl Lustig.

     Mr. Hinson. Pursuant to his employment agreement, Mr. Hinson serves as President and Chief Executive Officer. In 2005, under the terms of his prior employment agreement, Mr. Hinson received an annual base salary of $272,500 effective February 28, 2005. Effective May 1, 2006, Mr. Hinson’s annual base salary increased to $350,000. Mr. Hinson’s salary will be reviewed at least annually and may be changed at the discretion of the board or the compensation committee of the board. He is entitled to participate in the executive bonus plans adopted and modified by the board of directors and in other benefit programs, including basic health, dental and vision insurance, provided with the approval of the board, subject to applicable eligibility requirements. Mr. Hinson is also entitled to an annual automobile allowance of $6,000.

     Mr. Matysik. Pursuant to his employment agreement, Mr. Matysik serves as Senior Vice President, Chief Financial Officer and Secretary. In 2005, under the terms of his prior employment agreement, Mr. Matysik received an annual base salary of $202,195 effective February 28, 2005. Effective May 1, 2006, Mr. Matysik’s annual base salary increased to $240,000. Mr. Matysik’s salary will be reviewed at least annually and may be changed at the discretion of the board or the compensation committee of the board. He is entitled to participate in the executive bonus plans adopted and modified by the board of directors and in other benefit programs, including basic health, dental and vision insurance, provided with the approval of the board, subject to applicable eligibility requirements.

     Mr. Lemvigh. Pursuant to his employment agreement, Mr. Lemvigh serves as Vice President, International. Under his employment agreement, Mr. Lemvigh receives, and in 2005 under the terms of his prior employment agreement, Mr. Lemvigh received, an annual base salary of 1,673,640 DKr, or approximately $273,761. Mr. Lemvigh’s salary will be reviewed at least annually and may be changed at the discretion of the board or the compensation committee of the board. He is entitled to participate in the executive bonus plans and/or commission plans adopted and modified by the board of directors and in other benefit programs, including basic health, dental and vision insurance, provided with the approval of the board, subject to applicable eligibility requirements.

     Mr. Lustig. Pursuant to his employment agreement, Mr. Lustig serves as Vice President, Primary Care. In 2005, under the terms of his prior employment agreement, Mr. Lustig received an annual base salary of $173,896 effective February 28, 2005. Effective May 1, 2006, Mr. Lustig’s annual base salary increased to $200,000. Mr. Lustig’s salary will be reviewed at least annually and may be changed at the discretion of the board or the compensation committee of the board. He is entitled to participate in the executive bonus plans and/or commission plans adopted and modified by the board of directors and in other benefit programs, including basic health, dental and vision insurance, provided with the approval of the board, subject to applicable eligibility requirements. Mr. Lustig is also entitled to an annual automobile allowance of $7,200.

     Each of the agreements with Mr. Hinson, Mr. Matysik, Mr. Lemvigh and Mr. Lustig may be terminated (i) upon the death or total disability (as the term “total disability” is defined in the agreement) of such executed officer or (ii) by us or by such executive officer at any time for any reason; provided that with respect to Mr. Lemvigh, he is provided 2 months’ notice for termination by us for cause (as the term “cause” is defined in Mr. Lemvigh’s agreement) and 6 months’ notice for termination by us for any other reason, and Mr. Lemvigh provides 1 month’s notice for termination by him for any reason. If such executive officer’s employment is terminated due to death or total disability, he will be entitled to receive any base salary due to him and vacation time that has accrued through the date of his termination. If such executive officer’s employment is terminated for any reason, other than in connection with or within twenty-four months of a change of control, as described further below, he will be entitled to receive only base salary due to him and vacation time that has accrued through the date of his termination.

     If a change of control occurs during the term of Mr. Hinson’s, Mr. Matysik’s, Mr. Lemvigh’s or Mr. Lustig’s employment with us and we terminate such executive officer’s employment without cause (as the term “cause” is defined in each agreement) in connection with the change of control, the successor employer terminates such executive officer’s employment without cause within twenty-four months of the consummation of the change of control, or the named executive officer terminates his employment for good reason (as the term “good reason” is defined in each agreement) in connection with the change of control or within twenty-four months of the consummation of the change of control (each such event a “Change in Control Trigger Event”), such executive officer will be entitled to receive a severance benefit equal to the percentage of his then current annual base salary to be paid out in accordance with regularly scheduled payroll and continuation of health and other benefits substantially equal to those benefits in place on the date of termination for a period of months, as specified below:

		Continuation of Health
Name	Severance Benefit	and Other Benefits (in months)
John R. Hinson	150%	18
Michael K. Matysik	100%	12
Kurt B. Lemvigh	50%	6
Darryl R. Lustig	50%	6

     In addition, each of Mr. Hinson, Mr. Matysik, Mr. Lemvigh and Mr. Lustig will also be entitled to payment of any unpaid annual salary and unpaid vacation that has accrued through the date of termination, a bonus payment equal to the target or budgeted amount for the year in which the termination occurs, pro-rated through the date of termination, and acceleration of vesting of all of unvested options to purchase shares of our common stock or shares of common stock of the successor employer held by such executive officer as of the date of termination. If we terminate Mr. Hinson’s, Mr. Matysik’s, Mr. Lemvigh’s or Mr. Lustig’s employment for cause in connection with the change of control, the successor employer terminates such executive officer’s employment with cause within twenty-four months of the consummation of the change of control, or such executive officer terminates his employment without good reason in connection with the change of control or within twenty-four months of the change of control, he will be entitled to receive only base salary due to him and vacation time that has accrued through the date of his termination. In all termination of employment events in connection with a change of control as described above, Mr. Lemvigh is entitled to 6 months’ notice during which he is entitled to receive base salary and benefits in effect as of the date of such notice.

     Mr. Foster. In 2005, Mr. Foster received a base salary of $200,000, and was eligible to receive commissions of 0.001% on all worldwide sales to be paid monthly and for an incentive bonus of $20,000 (“Target Bonus”) based on the achievement of performance targets mutually agreed upon by Mr. Foster and our Chief Executive Officer. He was eligible to participate in stock option and other incentive programs available to our employees and the other employee benefit plans generally available to our employees.

     Mr. Foster’s employment agreement provided certain compensation and other benefits in the event that Mr. Foster’s employment terminated under certain circumstances.

     On April 26, 2006, we entered into a Severance and Release Agreement with Mr. Foster pursuant to which Mr. Foster’s employment was terminated effective April 30, 2006. Under the severance agreement, effective May 4, 2006, Mr. Foster received 5 times his regular base monthly salary paid in a lump sum, was entitled to receive his regular monthly base salary for 3 months following the termination date, a pro rata portion of bonus, if any, related to the achievement of sales targets, and a subsidy for medical insurance for up to 18 months following termination or until acceptance of new employment. In addition, Mr. Foster may receive up to $35,000 in moving expenses under this severance agreement. No bonus amount will be paid to Mr. Foster.

     Change-in-Control Arrangements

     Pursuant to both the 1998 Equity Incentive Plan (the “1998 Plan”) and the 2002 Plan, in the event of certain corporate transactions, such as the sale of all or substantially all of our securities or assets or a merger, the 1998 Plan and the 2002 Plan each provide that each outstanding award will be assumed or substituted with a comparable award by the surviving corporation or acquiring corporation. If the surviving corporation or acquiring corporation does not assume or substitute awards, outstanding awards will become 100% vested and exercisable immediately before the corporate transaction. To the extent that options accelerate due to a corporate transaction, the restrictions on stock awards also will lapse. In the event of our dissolution or liquidation, such awards terminate if not exercised prior to such event.

     Pursuant to our 2002 Employee Stock Purchase Plan (the “ESPP”), in the event of certain corporate transactions, such as a merger, consolidation or sale of all or substantially all of our assets, each outstanding right to purchase shares under the ESPP will be assumed or an equivalent right substituted by the acquiring or surviving corporation. If such corporation does not assume or substitute for the right, the offering period during which a participant may purchase stock will be shortened to a specified date before the proposed transaction. Similarly, in the event of our proposed liquidation or dissolution, the offering period during which a participant may purchase stock will be shortened to a specified date before the date of the proposed liquidation or dissolution.

     Pursuant to our 1997 Plan, in the event of certain corporate transactions, such as the sale of substantially all of our securities or assets or a merger, the shares subject to each option outstanding under the 1997 Plan at the time of such corporate transaction shall automatically become 100% vested and exercisable immediately prior to the effective date of the corporate transaction. In addition, all outstanding repurchase rights under the stock issuance program under the 1997 Plan shall also terminate automatically, and the shares subject to those terminated rights shall immediately vest in full, in the event of any corporate transaction. The plan administrator under the 1997 Plan also has the discretion, exercisable either at the time the option is granted or at any time while the option remains outstanding, to provide for the automatic acceleration (in whole or in part) of one or more outstanding options (and the immediate termination of our repurchase rights with respect to the shares).

Executive Compensation

Summary Compensation Table

     The following table sets forth the compensation paid by us for services rendered to us in all capacities during the years ended December 31, 2005, 2004 and 2003, to our Chief Executive Officer and each of our other four most highly compensated executive officers whose total salary and bonus for such year exceeded $100,000. Mr. Hinson, Mr. Matysik and Mr. Lustig served as executive officers of Quinton prior to the Merger, and Mr. Foster and Mr. Lemvigh served as executive officers of CSI prior to the Merger. The compensation shown for fiscal year 2005 includes compensation for services to us following the consummation of the Merger on September 1, 2005, for the former Quinton executives includes compensation earned with respect to services to Quinton from January 1, 2005 through August 31, 2005, and for former CSI executives includes compensation earned with respect to services to CSI from January 1, 2005 through August 31, 2005. The compensation shown for the former Quinton executives for years prior to our 2005 fiscal year is for Quinton’s fiscal years ended December 31, 2004 and 2003. The compensation shown for the former CSI executives for years prior to our 2005 fiscal year is for CSI’s fiscal years ended December 31, 2004 and 2003. All information related to options granted prior to the consummation of the Merger reflects the number of the shares of Quinton or CSI common stock as adjusted to reflect the Merger.

						Long Term
						Compensation
						Awards
		Annual Compensation				Shares	All Other
					Other Annual	Underlying	Compensation
Name & Principal Position	Year	Salary ($)	Bonus ($)		Compensation	Options (#)	($)
John R. Hinson	2005	268,173	70,000		(1)	50,000	3,390	(2)
President and CEO	2004	250,000	80,025		(1)	80,000	3,390
	2003	232,692	81,690		(1)	50,000	3,356

Michael K. Matysik	2005	198,985	45,000		—	25,000	3,445	(3)
Senior Vice President and CFO	2004	183,481	54,539		—	50,000	3,406
	2003	175,000	49,183		—	25,000	3,256

Peter Foster(4)	2005	200,000	66,322	(5)	(7)	15,000	2,099	(8)
Vice President, Public Access Defibrillation	2004	65,128	17,090	(6)	(7)	15,000	1,650

Kurt B. Lemvigh	2005	279,665	30,127	(9)	(12)	15,000	15,102	(13)
Vice President, International	2004	240,613	47,685	(10)	(12)	7,500	12,993
	2003	199,734	28,377	(11)	(12)	5,000	10,786

Darryl R. Lustig	2005	172,765	65,212	(14)	(17)	20,000	3,256	(18)
Vice President, Primary Care	2004	166,477	82,937	(15)	(17)	20,000	3,256
	2003	152,184	81,831	(16)	(17)	15,000	1,848
____________________

(1)	Mr. Hinson received a car allowance in each of these years.

(2)	Consists of matching contributions of $3,000 made by us to his 401(k) savings and retirement plan account and life insurance premiums of $390 paid by us for term life insurance for his benefit.

(3)	Consists of matching contributions of $3,000 made by us to his 401(k) savings and retirement plan account and life insurance premiums of $445 paid by us for term life insurance for his benefit.

(4)	Mr. Foster was hired by CSI in August 2004.

(5)	Includes $66,322 in sales commission.

(6)	Includes $17,090 in sales commission.

(7)	Mr. Foster received membership fees in a health club in each of these years.

(8)	Consists of matching contributions of $1,859 made by us to his 401(k) savings and retirement plan account and life insurance premiums of $240 paid by us for term life insurance for his benefit.

(9)	Includes $30,127 in sales bonuses.

(10)	Includes $47,685 in sales bonuses.

(11)	Includes $28,377 in sales bonuses.

(12)	We made lease payments on a car used by Mr. Lemvigh in each of these years.

(13)	Consists of matching contributions of $15,102 made by us to his pension plan.

(14)	Includes $45,212 in sales bonuses.

(15)	Includes $65,069 in sales bonuses.

(16)	Includes $47,294 in sales bonuses.

(17)	Mr. Lustig received a car allowance in each of these years.

(18)	Consists of matching contributions of $3,000 made by us to his 401(k) savings and retirement plan account and life insurance premiums of $256 paid by us for term life insurance for his benefit.

Option Grants In Last Fiscal Year

     The following table sets forth certain information regarding stock options we granted during the fiscal year ended December 31, 2005 to the executive officers named in the summary compensation table:

	Individual Grants
	Number of	% of Total			Potential Realizable Value at
	Securities	Options	Exercise		Assumed Annual Rates of
	Underlying	Granted to	Price Per		Share Price Appreciation for
	Options	Employees in	Share		Option Term (3)
Name	Granted (#)(1)	Fiscal Year(2)	($/Share)	Expiration Date	5% ($)	10% ($)
John R. Hinson	50,000	10.3%	$ 9.05	11/9/2015	$284,500	$ 721,000

Michael K. Matysik	25,000	5.2%	$ 9.05	11/9/2015	$142,250	$ 360,500

Peter Foster	15,000	3.1%	$ 9.05	11/9/2015	$85,350	$ 218,300

Kurt B. Lemvigh	15,000	3.1%	$ 9.05	11/9/2015	$85,350	$ 216,300

Darryl R. Lustig	20,000	4.1%	$ 9.05	11/9/2015	$113,800	$ 288,400
____________________

(1)	The per share exercise price is the fair market value of our common stock on the date of grant. The options set forth above were vested 100% upon grant and are fully exercisable.

(2)	Based on options to purchase a total of 483,336 shares of our common stock granted to employees during fiscal year 2005.

(3)	The potential realizable value calculated based on the term of the option at the time of grant (10 years). Stock price appreciation of 5% and 10% is assumed pursuant to rules promulgated by the Securities and Exchange Commission and does not represent a prediction of our stock price performance. Actual gains, if any, are dependent on the actual future performance of our common stock and no gain to the optionee is possible unless the stock price increases over the option term, which will benefit all stockholders.

Aggregated Option Exercises in Last Fiscal Year and Fiscal Year-End Option Values

     None of the named executive officers exercised options during 2005. The following table sets forth information as of December 31, 2005 concerning exercisable and unexercisable stock options held by the executive officers named in the summary compensation table.

	Number of Securities
	Underlying		Value of Unexercised
	Unexercised Options		In-the-Money Options
	at Fiscal Year-End (#)		at Fiscal Year-End ($)(1)
Name	Exercisable	Unexercisable	Exercisable	Unexercisable
John R. Hinson	292,720	44,705	$1,147,064	$14,409
Michael K. Matysik	172,131	26,534	$17,494	$7,205
Peter Foster	40,000	0	$0	$0
Kurt B. Lemvigh	30,000	0	$0	$0
Darryl R. Lustig	39,374	19,218	$10,496	$4,324
____________________

(1)	Based on the difference between the fair market value on the December 31, 2005 ($9.05 per share) and the exercise price.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     Concurrent with the closing of the Merger, and pursuant to the Senior Note and Warrant Conversion Agreement (the “Conversion Agreement”) by and among us, CSI and certain affiliates of Perseus, LLC (“Perseus”) dated February 28, 2005, Perseus exchanged senior notes having an aggregate principal amount and accrued interest of approximately $61 million, as well as warrants to purchase approximately 13.4 million shares of CSI common stock, for a combination of $20 million in cash and 2,843,915 shares of our common stock. We filed a registration statement on Form S-3 covering the resale of the securities issued pursuant to the Conversion Agreement on December 7, 2005. Ray E. Newton, III, one of our directors, is a managing director of Perseus, which through its affiliated funds beneficially owns approximately 14% of our outstanding common stock.

REPORT OF THE COMPENSATION COMMITTEE OF THE BOARD OF
DIRECTORS ON EXECUTIVE COMPENSATION

Compensation Committee Report

     This is the report of the compensation committee that was established as of September 1, 2005, the effective date of the Merger.

     Our executive compensation program is administered by the compensation committee, which is currently comprised of four non-employee directors.

     Philosophy. Our executive compensation policy is designed to:

  assist us in attracting and retaining highly qualified executives critical to the company’s success;

  align the interests of the executives with the interests of our shareholders;

  link compensation to individual and company performance — both short-term and long-term; and

  motivate executives to achieve sustained superior performance.

     Executive compensation consists of three major components that are reviewed annually by the compensation committee: base salary, bonuses and stock options.

     Base Salary. The compensation committee sets the base salary of the Chief Executive Officer at an amount it believes is competitive with the salaries paid to executives of other companies in the industry. In determining salaries, the compensation committee relies on surveys and on knowledge of local pay practices, including total cash compensation paid to executives in base salary and bonus, as reported in financial periodicals or otherwise accessible to the committee. Additionally, the committee reviews the Chief Executive Officer’s performance and the company’s financial and stock price performance generally. Executive base salaries are targeted at mid-range for comparable positions in the industry, comparable scope of responsibility and comparable levels of experience. Taking into account the factors and the information described above, the compensation committee approved raises in base compensation for the company’s executive officers effective May 1, 2006. Increases ranged from 13.7% to 28.4%, with the exception of two executives recently hired by the Company who received no or nominal increases, an executive whose base salary remained unchanged due to it being higher than other executives in similar positions, and one executive who through a promotion received a slightly higher increase.

     Bonus. The compensation committee believes that the company’s cash bonus plans are an important component of total cash compensation and have been implemented to provide executive officers and other employees the opportunity to earn incentive bonuses based on the company’s financial performance. The purpose of the bonus plans is to attract, retain, motivate and reward participants by directly linking the amount of a cash bonus under the bonus plans to specific financial goals.

     The company assumed Quinton’s 2005 Management Incentive Plan in the Merger. All of the company’s executive officers, except Peter Foster and Kurt Lemvigh, were eligible to participate in the 2005 Management Incentive Plan. The 2005 Management Incentive Plan allows for cash distribution to all management employees, including executive officers. Goals of this plan include rewarding participants annually based on overall company performance and sharing in the company’s financial success. The amount of cash distribution under the plan is entirely discretionary, with 60% of the target payout subject to achievement of 80% of budgeted pretax income (based on the company’s audited financial results) and 40% of the target payout subject to achievement of individual performance goals set for each executive. No bonus is paid if the company does not achieve 80% of budgeted pretax income. Budgeted pretax income and individual performance goals are established early in the fiscal year. Target payouts are up to 10% of the executive’s base salary subject to availability of funds through an established accrual rate of 7.5% of consolidated pretax income. In addition, certain of the company’s senior executives, including the Chief Executive Officer, are eligible to participate in a senior management program administered under the 2005 Management Incentive Plan guidelines that sets target payouts at up to 50% of such executive’s base salary, including the 10% target payout under the general terms of the 2005 Management Incentive Plan. The 2005 Management Incentive Plan cash distributions were approved by the compensation committee in February 2006, and no executive received a payout in excess of his target payout. In May 2006, the compensation committee approved a 2006 Management Incentive Plan that is similar to the 2005 Management Incentive Plan.

     The company also assumed Quinton’s 2005 sales bonus plans for key sales personnel in the Merger. Messrs. Criss and Lustig participated in 2005 sales bonus plans. Payments under the 2005 sales bonus plans were based on achievement of a pre-established sales target for each sales executive, which sales target was based on internally recorded annual revenues of specified products. No participant receives a bonus if he achieves less than 90% of his sales target. Each participant in a 2005 sales bonus plan receives 10% of his salary for achieving 90% of his sales target and could receive up to 30% of his base salary for 100% achievement of his sales target plus an additional 1% of base salary for each percentage point over 100% achievement of the sales target. In 2005, Mr. Lemvigh participated in a bonus program pursuant to which he eligible to receive a quarterly sales commission based on CSI’s international sales, and Peter Foster participated in a bonus program pursuant to which he was eligible to receive a bonus based on achievement of pre-established targets based on CSI’s total annual sales, both of which programs were assumed by the company in the Merger. The amount of bonus payments made in 2005 to Messrs. Foster, Lemvigh and Lustig is presented in the Summary Compensation Table under the heading “Bonus” and in the related footnotes. The compensation committee approved 2006 sales bonus plans for key sales personnel, including Messrs. Criss, Ford, and Lustig. The 2006 sales bonus plans are similar to the 2005 sales bonus plans, except sales targets are based on internally recorded annual revenues of a specified sales channel rather than for specified products. Mr. Lemvigh will continue to participate in the sales commission program described above.

     Stock Option Grants. The objectives of substantial long-term incentives are to enhance long-term profitability and shareholder value. The compensation committee determines the number and terms of options granted to the company’s Chief Executive Officer, other executive officers and all other employees. Grant amounts are based on individual circumstances, in consideration of each executive’s experience, scope of responsibility and individual performance, both demonstrated and expected. In addition, the compensation committee evaluates information available to it about equity compensation paid to chief executive officers and chief financial officers at peer companies within the company’s industry. In general, the compensation committee approves annual grants to executive officers and employees once a year in March, a mid-year grant to employees who were hired by the company since the beginning of the year and to executives upon initial hire.

     Chief Executive Officer Compensation. For his service as President and Chief Executive Officer of Quinton from January 1, 2005 to August 31, 2005 and as President and Chief Executive Officer of the Company from September 1, 2005 to December 31, 2005, Mr. Hinson received a base salary of $268,173. Mr. Hinson received a cash bonus of $70,000 under the 2005 Management Incentive Plan for his service to Quinton and the Company in 2005, which was based on the company’s achievement of 80% of pretax budgeted income, achievement of pre-established individual performance objectives and how Mr. Hinson’s performance contributed to the achievement of pre-established company financial objectives. In addition, he was granted options to purchase 50,000 shares of common stock during 2005. The compensation committee determined the salary, bonus and quantity of the stock options granted to Mr. Hinson based on his experience, scope of responsibility, and expected and demonstrated individual performance. In 2005, Mr. Hinson received $3,000 in matching contributions to the 401(k) plan along with $390 in life insurance premiums paid by the company for Mr. Hinson’s benefit and a car allowance.

     Tax Deductibility Considerations. Section 162(m) of the Internal Revenue Code limits the tax deductibility by a corporation of compensation in excess of $1 million paid to the Chief Executive Officer and any other of its four most highly compensated executive officers. However, compensation that qualifies as “performance-based” is excluded from the $1 million limit. The committee does not presently expect total cash compensation payable for salaries to exceed the $1 million limit for any individual executive. At this time, equity awards under our equity incentive plans are not designed to qualify as performance-based compensation that is fully deductible by the company for income tax purposes. Therefore, some equity awards may result in some cases in the loss of tax deductibility of compensation. The committee intends to review periodically whether to continue this approach in light of the best interests of the company and shareholders.

     Conclusion. The committee believes that our compensation policies have been successful in attracting and retaining qualified employees and in linking compensation directly to corporate performance relative to our goals. The committee will continue to monitor the compensation levels potentially payable under our other compensation programs, but intends to retain the flexibility necessary to provide total compensation in line with competitive practice, our compensation philosophy and the company’s best interests.

THE COMPENSATION COMMITTEE:

Bruce J. Barclay
W. Robert Berg
Jue-Hsien Chern
Jeffrey F. O’Donnell, Sr.

PERFORMANCE MEASUREMENT COMPARISON

     The following graph shows the cumulative total stockholder return of an investment of $100 in cash on September 1, 2005 (the date on which our common stock was first traded on the Nasdaq National Market) for (i) our common stock, (ii) the Nasdaq Stock Market (U.S.) Index, and (iii) the S&P Health Care Equipment Index. The cumulative total return on our common stock and each index assumes the value of each investment was $100 on September 1, 2005 and that all dividends were reinvested. All values are calculated as of the dates set forth in the graph below.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

     The following table sets forth certain information known to us with respect to the beneficial ownership of our common stock as of August 1, 2006, by:

  each person known to the board of directors to own beneficially 5% or more of our common stock;

  each of our directors;

  each of the executive officers named in the summary compensation table; and

  all of our current directors and executive officers as a group.
Percent of Shares Beneficially Owned

	Number of Shares	Percent of
Name of Beneficial Owner	Beneficially Owned (1)	Outstanding Shares
Entities affiliated with Perseus L.L.C. (2)	3,151,773	13.9%
2099 Pennsylvania Avenue, Suite 900
Washington, D.C. 20006-7813
J. Carlo Cannell (3)	1,729,224	7.7%
150 California Street, 5th Floor
San Francisco, CA 94111
Goldman Sachs Asset Management, L.P. (4)	1,270,824	5.6%
32 Old Slip
New York, NY 10005
Wells Fargo & Company (5)	1,204,605	5.4%
420 Montgomery Street
San Francisco, CA 94104
Raymond W. Cohen (6)	277,825	1.2%
Ruediger Naumann-Etienne (7)	481,869	2.1%
John R. Hinson (8)	488,577	2.1%
Michael K. Matysik (9)	205,244	*
Peter Foster (10)	32,436	*
Kurt Lemvigh (11)	40,000	*
Darryl R. Lustig (12)	51,905	*
Bruce J. Barclay (13)	27,500	*
W. Robert Berg (14)	34,698	*
Jue-Hsien Chern (15)	28,936	*
Ray E. Newton, III (16)	—	*
Jeffrey F. O’Donnell, Sr. (17)	27,500	*
All directors and executive officers (17 persons) (18)	2,167,204	9.0%
____________________

*	Less than one percent.

(1)

Beneficial ownership is determined in accordance with Rule 13d-3 under the Securities Exchange Act. In computing the  number of shares beneficially owned by a person or a group and the percentage ownership of that person or group, shares of  our common stock subject to options currently exercisable or exercisable within 60 days after August 1, 2006 are deemed outstanding, but are not deemed outstanding for the purpose of computing the percentage ownership of any other person. As of August 1, 2006, we had 22,516,569 shares of common stock outstanding. Except as otherwise indicated in the footnotes to this table and subject to applicable community property laws, each shareholder named in the table has sole voting and investment power with respect to the number of shares listed opposite the shareholder’s name. Unless otherwise indicated, the address of each of the individuals and entities named below is: c/o Cardiac Science Corporation, 3303 Monte Villa Parkway, Bothell, Washington 98021.

(2)	Consists of 96,888 shares issuable upon exercise of outstanding warrants and 3,054,885 shares owned by Perseus Acquisition/Recapitalization Fund, LLC, Perseus Market Opportunity Fund, LP and Cardiac Science Co-Investment, LP. Frank H. Pearl, an executive officer of Perseus, LLC, may be deemed a beneficial owner of the shares.

Ray E. Newton, III, is a member of our board of directors and a Managing Director of Perseus, LLC. Perseus Acquisition/Recapitalization Management, LLC is a Managing Member of Perseus Acquisition/Recapitalization Fund, LLC. Perseuspur, LLC is a Managing Member of Perseus Acquisition/Recapitalization Management, L.L.C. By reason of such relationships, each of (i) Perseus Acquisition/ Recapitalization Management, LLC and (ii) Perseuspur, LLC may be deemed to have the power to direct the voting and disposition of the shares beneficially owned by Perseus Acquisition/Recapitalization Fund, LLC. Mr. Frank H. Pearl may also be deemed to have the power to direct the voting and disposition of the shares beneficially owned by Perseus Acquisition/Recapitalization Fund, LLC.

Perseus Market Opportunity Partners, L.P. is a General Partner of Perseus Market Opportunity Fund, L.P. Perseus Market Opportunity Partners GP, L.L.C. is a General Partner of Perseus Market Opportunity Partners, L.P. Perseus, LLC is a Managing Member of Perseus Market Opportunity Partners, G.P., L.L.C. Perseuspur, LLC is a Managing Member of Perseus, LLC. By reason of such relationships, each of (i) Perseus Market Opportunity Partners, L.P., (ii) Perseus Market Opportunity Partners GP, L.L.C., (iii) Perseus, LLC and (iv) Perseuspur, LLC may be deemed to have the power to direct the voting and disposition of the shares beneficially owned by Perseus Market Opportunity Fund, L.P. Mr. Frank H. Pearl, a Managing Director of Perseus, LLC, may also be deemed to have the power to direct the voting and disposition of the shares beneficially owned by Perseus Market Opportunity Fund, L.P.

Perseus Acquisition/Recapitalization Management, L.L.C. is a General Partner of Cardiac Science Co-Investment, L.P. Perseuspur, LLC is a Managing Member of Perseus Acquisition/Recapitalization Management L.L.C. By reason of such relationships, each of (i) Perseus Acquisition/Recapitalization Management, L.L.C. and (ii) Perseuspur, LLC may be deemed to have the power to direct the voting and disposition of the shares beneficially owned by Cardiac Science Co- Investment, L.P. Mr. Frank H. Pearl may also be deemed to have the power to direct the voting and disposition of the shares beneficially owned by Cardiac Science Co-Investment, L.P.

(3)	Beneficial ownership of shares as reported on Schedule 13G/A filed with the Securities and Exchange Commission on February 15, 2006. According to such filing, J. Carlo Cannell has sole voting power and sole dispositive power with respect to all shares. Mr. Cannell is the controlling member of Cannell Capital, LLC, an investment adviser.

(4)	Beneficial ownership of shares as reported on Schedule 13G/A filed with the Securities and Exchange Commission on February 6, 2006. According to such filing, Goldman Sachs Asset Management , L.P. has sole voting power with respect to 1,083,337 shares and sole dispositive power with respect to all shares.

(5)	Beneficial ownership of shares as reported on Schedule 13G/A filed with the Securities and Exchange Commission on March 6, 2006. The Schedule 13G/A reports each of Wells Fargo & Company owns 1,204,605 shares and Wells Capital Management Incorporated owns 1,180,095 shares. The Schedule 13G/A also reports that Wells Fargo & Company is a parent holding company and that Wells Capital Management Incorporated is a registered investment advisor. As reported in the Schedule 13G/A, each of Wells Fargo & Company has sole voting power with respect to 1,092,865 shares and sole dispositive power with respect to all shares, and Wells Capital Management Incorporated has sole voting power with respect to 1,092,865 shares and sole dispositive power with respect to 1,180,095 shares.

(6)	Includes 265,000 shares issuable upon exercise of options which are currently exercisable or exercisable within 60 days after August 1, 2006.

(7)	Includes 386,121 shares issuable upon exercise of options which are currently exercisable or exercisable within 60 days after August 1, 2006.

(8)	Includes 311,532 shares issuable upon exercise of options which are currently exercisable or exercisable within 60 days after August 1, 2006.

(9)	Includes 182,987 shares issuable upon exercise of options which are currently exercisable or exercisable within 60 days after August 1, 2006.

(10)	Includes 30,000 shares issuable upon exercise of options which are currently exercisable or exercisable within 60 days after August 1, 2006.

(11)	Consists of 40,000 shares issuable upon exercise of options which are currently exercisable or exercisable within 60 days after August 1, 2006.

(12)	Includes 46,372 shares issuable upon exercise of options which are currently exercisable or exercisable within 60 days after August 1, 2006.

(13)	Consists of 27,500 shares issuable upon exercise of options which are currently exercisable or exercisable within 60 days after August 1, 2006.

(14)	Includes 29,295 shares issuable upon exercise of options which are currently exercisable or exercisable within 60 days after August 1, 2006.

(15)	Includes 25,436 shares issuable upon exercise of options which are currently exercisable or exercisable within 60 days after August 1, 2006.

(16)	See Note 2.

(17)	Consists of 27,500 shares issuable upon exercise of options which are currently exercisable or exercisable within 60 days after August 1, 2006.

(18)	Includes 1,557,882 shares issuable upon exercise of options which are currently exercisable or exercisable within 60 days after August 1, 2006.

ADDITIONAL INFORMATION AND STOCKHOLDER PROPOSALS

Selection of Independent Registered Public Accounting Firm

     The audit committee of our board of directors appointed KPMG LLP as our independent registered public accounting firm to audit our financial statements for the fiscal year ending December 31, 2006. We expect that representatives from KPMG LLP will be present at the 2006 annual meeting, will be given an opportunity to make a statement if they wish to do so and will be available to respond to appropriate questions.

Stockholder Proposals

     Proposals of stockholders that are intended to be presented at our 2007 Annual Meeting of Stockholders must be received by us not later than May 26, 2007 in order to be included in the proxy statement and proxy relating to that annual meeting. A stockholder must have continuously held at least $2,000 in market value, or 1%, of our outstanding stock for at least one year by the date of submitting the proposal, and the stockholder must continue to own such stock through the date of the meeting. In addition, if we receive notice of a stockholder proposal earlier than June 26, 2007 or later than July 26, 2007, the persons named as proxies in the proxy statement for our 2007 Annual Meeting of Stockholders will have discretionary authority to vote on such proposal at the meeting.

     Stockholders are also advised to review our bylaws that contain additional requirements with respect to advance notice of stockholder proposals and director nominations. These advance notice provisions apply regardless of whether a stockholder seeks to include such proposals in our proxy statement.

By Order of the Board of Directors,

Michael K. Matysik
Senior Vice President, Chief Financial
Officer and Secretary

 September 22, 2006

     A copy of our Annual Report to the Securities and Exchange Commission on Form 10-K for the fiscal year ended December 31, 2005 is available without charge upon written request to: Investor Relations, Cardiac Science Corporation, 3303 Monte Villa Parkway, Bothell, Washington 98021.

APPENDIX A

CARDIAC SCIENCE CORPORATION

AUDIT COMMITTEE CHARTER

I. GENERAL FUNCTIONS, AUTHORITY, AND ROLE

     The Audit Committee (the “Audit Committee”) is a committee of the Board of Directors (the “Board”) of Cardiac Science Corporation (the “Company”). The Audit Committee’s primary function shall be to assist the Board in fulfilling its oversight responsibilities by reviewing the financial information to be provided to the stockholders and others, the systems of internal controls that management and the Board have established, and the Company’s audit process.

     The Audit Committee shall have the power to conduct or authorize investigations into any matters within the Audit Committee’s scope of responsibilities. In connection with such investigations or otherwise in the course of fulfilling its responsibilities under this charter, the Audit Committee shall have the authority to engage and compensate special legal, accounting, or other consultants to advise it as it deems necessary, and may request any officer or employee of the Company, its outside legal counsel or outside auditor to attend a meeting of the Audit Committee or to meet with any members of, or consultants to, the Audit Committee. The Audit Committee may also meet with the Company’s investment bankers or financial analysts who follow the Company. The Audit Committee shall also have the authority to determine the funding by the Company of ordinary administrative expenses of the Audit Committee that are necessary and appropriate in carrying out its duties.

     The Company’s outside auditor shall ultimately be accountable to the Board and to the Audit Committee, as representative of the stockholders, and the Audit Committee shall have direct responsibility to appoint, evaluate, compensate, retain, oversee (including resolving disagreements between management and the outside auditor regarding financial reporting) and, where appropriate, replace the outside auditor, or to nominate the outside auditor to be proposed for stockholder ratification. In the course of fulfilling its specific responsibilities hereunder, the Audit Committee shall strive to maintain an open avenue of communication between the Company’s outside auditor and the Board.

     The responsibilities of a member of the Audit Committee shall be in addition to such member’s duties as a member of the Board.

II. MEMBERSHIP

     The membership of the Audit Committee shall consist of at least three independent outside members of the Board who shall serve at the pleasure of the Board. The membership of the Audit Committee shall meet the independence and financial literacy, experience and sophistication requirements of The Nasdaq Stock Market, Inc. (“Nasdaq”) or similar requirements of such other securities exchange or quotation system as may from time to time apply to the Company (taking into account applicable exceptions therefrom) and any requirements under the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and the Securities and Exchange Commission (the “SEC”).

     In addition, no member shall have participated in the preparation of the financial statements of the Company or any current subsidiary of the Company at any time during the past three years.

     Members of the Audit Committee and the Audit Committee Chair shall be appointed, including when necessary to fill vacancies, by the Board upon the recommendation of the Nominating and Governance Committee.

III. RESPONSIBILITIES

     The responsibilities of the Audit Committee shall be as follows:

     General

     1. Meet at least quarterly, or more frequently as circumstances or the obligations of the Audit Committee require, with the chief financial officer, the senior internal auditing executive and the outside auditor in separate executive sessions.

     2. Make regular reports to the Board, including reports of any Audit Committee actions and such recommendations as the Audit Committee may deem appropriate.

     3. Perform such functions as may be assigned by law, the Company’s Articles of Incorporation or Bylaws, or the Board.

     Outside Auditor

     1. Review the experience and qualifications of the senior members of the outside auditor team and the quality control procedures of the outside auditor.

     2. As necessary, consider with management and the outside auditor the rationale for employing audit firms other than the principal outside auditor. Evaluate together with the Board whether it is appropriate to adopt a policy of rotating outside auditors on a regular basis.

     3. Appoint, evaluate, compensate, retain, oversee (including resolving disagreements between management and the outside auditor regarding financial reporting) and, where appropriate, replace the outside auditor, or nominate the outside auditor to be proposed for stockholder ratification.

     4. Pre-approve the retention of the outside auditor for all audit, review and attestation engagements and such non-audit services as the outside auditor is permitted to provide the Company and approve the fees for such services pursuant to procedures that may be adopted by the Committee from time to time. Pre-approval of audit and non-audit services shall not be delegated to management, but may be delegated to one or more independent members of the Committee so long as that member or members report their decisions to the Committee at all regularly scheduled meetings. In considering whether to pre-approve any non-audit services, the Committee or its delegees shall consider whether the provision of such services is compatible with maintaining the independence of the outside auditor.

     5. Approve the scope and fees to be paid to the outside auditor for audit services and approve the partner, manager and technical review partner on the audit engagement.

     6. Take reasonable steps to confirm the independence of the outside auditor, which shall include (a) ensuring receipt from the outside auditor a formal written statement delineating all relationships between the outside auditor and the Company, consistent with Independence Standards Board Standard No. 1, (b) discussing with the outside auditor any disclosed relationships or services that may impact the objectivity and independence of the outside auditor, and (c) as necessary, taking, or recommending that the Board take, appropriate action to oversee the independence of the outside auditor. In performing this duty, the Audit Committee shall consider whether the outside auditor’s provision of financial systems design and implementation services and any other non-audit services is compatible with the independence of the outside auditor.

     7. Recommend to the Board guidelines for the Company’s hiring of employees of the outside auditor who were engaged on the Company’s account, ensuring, at a minimum, the compliance with applicable legal and regulatory requirements.

      Audit Process and Results

     1. Consider, in consultation with the outside auditor and internal auditor prior to the audit, the audit’s scope, planning, and staffing.

     2. Review with the outside auditor the coordination of the audit effort to assure completeness of coverage, reduction of redundant efforts, and the effective use of audit resources.

     3. Consider and review with the outside auditor:

a.	The adequacy of the Company’s internal controls including computerized information system controls and security, ensuring compliance with applicable legal and regulatory requirements.

b.	Any related significant findings and recommendations of the outside auditor together with management’s responses thereto.

c.	The matters required to be discussed by Statement on Auditing Standards No. 61, as the same may be modified and supplemented from time to time.

d.	An analysis prepared by management and the outside auditor of significant financial reporting issues and judgments made in connection with the preparation of the Company’s financial statements, including an analysis of the effect of alternative GAAP methods on the Company’s financial statements and a description of any transactions as to which management obtained Statement on Auditing Standards No. 50 letters.

e.	Any report or attestation issued by the outside auditor regarding the Company’s internal controls.

f.	All critical accounting policies and practices to be used.

     4. Review and discuss with management and with the outside auditor at the completion of the annual examination, or earlier, if circumstances require:

a.	The Company’s audited financial statements and related footnotes.

b.	The outside auditor’s audit of the financial statements and their report thereon.

c.	Any significant changes required in the outside auditor’s audit plan.

d.	Any changes required in the planned scope of the internal audit.

e. Any major issues regarding accounting or auditing principles and practices as well as the adequacy of internal controls that could significantly affect the Company’s financial statements.

f. Any difficulties encountered in the course of the audit work, including any restrictions on the scope of activities or access to required information, or disagreements with management encountered during the course of the audit.

g. Any management letter provided by the outside auditor and management’s response to that letter or other material written communications between the outside auditor and management.

h.	Significant findings during the year and management’s responses thereto.

i. Other matters related to the conduct of the audit which are to be communicated to the Audit Committee under generally accepted auditing standards.

     5. Meet periodically with management and the outside auditor to review the Company’s major financial risk exposures and the steps management has taken to monitor and control such exposures.

     6. Review with management and the outside auditor the effect of regulatory and accounting initiatives as well as off-balance sheet structures on the Company’s financial statements.

     7. Review major changes to the Company’s auditing and accounting principles and practices as suggested by the outside auditor, internal auditors or management.

     8. Obtain from the outside auditor assurance that Section 10A of the Exchange Act has not been implicated.

     9. Meet with the outside auditor and management in separate executive sessions to discuss any matters that the Audit Committee or these groups believe should be discussed privately with the Audit Committee.

     10. Review with management and the outside auditor any correspondence with regulators or governmental agencies and any employee complaints or published reports which raise material issues regarding the Company’s financial statements or accounting policies.

     11. Review with management and the outside auditor the findings of any examination by regulatory agencies regarding the Company’s financial statements or accounting policies.

     12. Review management reports, providing assurance of compliance with regulatory requirements, including the effectiveness of, or any deficiencies in, the design or operation of internal controls, any material weaknesses in internal controls, and any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal controls.

     Securities and Exchange Commission Filings

     1. Review filings with the SEC and other published documents containing the Company’s financial statements.

     2. Review with management and the outside auditor the draft of the quarterly earnings release, interim financial statements and results of the outside auditor’s reviews thereof before they are released to the public or filed with the SEC.

     3. Discuss with the national office of the outside auditor issues on which it was consulted by the

Company’s audit team and matters of audit quality and consistency.

     4. Prepare the report required by the rules of the SEC to be included in the Company’s annual proxy statement.

Internal Controls and Legal Matters

     1. Review the Company’s policies and procedures with respect to officers’ expense accounts and perquisites, including their use of corporate assets, and consider the results of any review of these areas by the outside auditor.

     2. Review with the Company’s general or outside counsel legal and regulatory matters that may have a material impact on the financial statements and review related Company compliance policies and any material reports or inquiries received from regulators or governmental agencies.

     3. Receive corporate attorneys’ reports of evidence of material violations of securities laws or breaches of fiduciary duty.

     4. Review the Company’s policies and procedures to assure that they preclude loans to officers and directors. Confirm periodically that no such loans have been made.

     5. Review the Company’s policies and procedures to assure that any transactions with directors, officers or members of their immediate families are reviewed and approved in advance by the Audit Committee. Confirm periodically that no unapproved transactions have occurred.

     6. Review the Company’s policies and procedures to assure that all non-audit services provided by the Company’s auditors are reviewed and approved in advance by the Audit Committee. Confirm periodically that no unapproved transactions have occurred.

     7. Obtain reports from management, the Company’s senior internal auditor and the outside auditor that the Company’s subsidiaries and foreign affiliated entities are in conformity with applicable legal requirements and the Company’s own policies, including disclosures of insider and affiliated party transactions.

     8. Advise the Board with respect to the Company’s policies and procedures regarding compliance with applicable laws and regulations and compliance with the Company’s policies or code of conduct.

     9. Review quarterly reports provided by management, relating to pending, threatened or likely litigation.

     10. Review the appointment and replacement of the senior internal auditing executive, if applicable.

     11. Review the internal audit department responsibilities, budget and staffing, if applicable.

     12. Review significant reports to management prepared by the internal auditing department and management’s responses, if applicable.

     13. Assure that the Company has adequate procedures in place for the receipt, retention and treatment of complaints received by the Company regarding allegations of suspected acts that are illegal or in violation of specific public regulations or policies, or regarding accounting, internal accounting controls or auditing matters, and the confidential, anonymous submission by employees of the Company of concerns regarding questionable accounting or auditing matters, as required under applicable SEC and Nasdaq rules.

     14. Assure that the Company has adequate procedures in place for the confidential, anonymous submission by employees of the Company regarding questionable accounting or auditing matters.

     15. Consult with the Nominating and Governance Committee regarding the development and monitoring of compliance with a code of ethics for the Chief Executive Officer and other senior financial officers pursuant to and to the extent required by regulations applicable to the Company from time to time.

     16. Consult with the Nominating and Governance Committee regarding the development and monitoring of compliance with a code of conduct for all Company employees, officers and directors pursuant to and to the extent required by regulations applicable to the Company from time to time.

     17. Review and approve all “related-party transactions” as required by Nasdaq rules, including transactions between the Company and its officers or directors or affiliates of officers or directors.

IV. NOTE ON RELATED MANAGEMENT AND OUTSIDE AUDITOR ROLES

     While the Audit Committee has the responsibilities and powers set forth in this charter, it is not the duty of the Audit Committee to plan or conduct audits or to determine that the Company’s financial statements are complete, accurate, and in accordance with generally accepted accounting principles. These are the responsibilities of management and the outside auditor.

V. MEETINGS

     In accordance with the applicable provisions of the Company’s Bylaws, as amended from time to time, the Audit Committee shall meet at such times and places as the members deem advisable.

VI. MINUTES

     Minutes of each meeting of the Audit Committee shall be prepared by the Audit Committee Chairperson or by his/her designee and sent to Audit Committee members. Following an initial review by the Audit Committee members, the Audit Committee will provide the minutes to Board. The Secretary of the Company shall archive the approved minutes. The Audit Committee will also report to the Board on any significant matters arising from the Audit Committee’s work.

VII. EVALUATION

     The Audit Committee shall review and reassess this Charter at least annually and, if appropriate, propose changes to the Board.

     The Audit Committee shall obtain or perform a periodic evaluation of the Audit Committee’s performance and make applicable recommendations.

ATTN: LAURA PRINCE - PROXY 3303 MONTE VILLA PKWY BOTHELL, WA 98021	VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE SHAREHOLDER COMMUNICATIONS
If you would like to reduce the costs incurred by Cardiac Science Corporation in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access shareholder communications electronically in future years.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Cardiac Science Corporation, c/o ADP, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:	CRDSC1	KEEP THIS PORTION FOR YOUR RECORDS
DETACH AND RETURN THIS PORTION ONLY
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.
CARDIAC SCIENCE CORPORATION

THE DIRECTORS RECOMMEND A VOTE "FOR" ITEM 1.			For All	Withhold All
Vote on Director

1.	To elect as Director of Cardiac Science Corporation the nominee listed below.		☐	☐

01) Jeffrey F. O'Donnell, Sr.

2.	In their discretion upon such other matters that may properly come before the meeting or any adjournment or adjournments thereof.

The shares represented by this proxy when properly executed will be voted in the manner directed herein by the undersigned Stockholder(s). If no direction is made, this proxy will be voted FOR item 1. If any other matters properly come before the meeting, the person named in the this proxy will vote in their discretion.

Please indicate if you plan to attend this meeting.	Yes ☐	No ☐

Signature [PLEASE SIGN WITHIN BOX]	Date		Signature (Joint Owners)		Date

CARDIAC SCIENCE CORPORATION

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

ANNUAL MEETING OF STOCKHOLDERS
October 27, 2006

The stockholder(s) hereby appoint(s) John R. Hinson and Michael K. Matysik, or either of them, as proxies, each with the power to appoint his substitute, and hereby authorizes them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of Common Stock of Cardiac Science Corporation that the stockholder(s) is/are entitled to vote at the Annual Meeting of Stockholders to be held at 10:00 a.m., Pacific Time on October 27, 2006, at the offices of Cardiac Science Corporation located at 3303 Monte Villa Parkway, Bothell, Washington 98021, and any adjournment or postponement thereof.

     THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED BY THE STOCKHOLDER(S). IF NO SUCH DIRECTIONS ARE MADE, THIS PROXY WILL BE VOTED FOR THE ELECTION OF THE NOMINEE LISTED ON THE REVERSE SIDE FOR THE BOARD OF DIRECTORS.

PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED REPLY ENVELOPE

CONTINUED AND TO BE SIGNED ON REVERSE SIDE